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EXHIBIT 20.1

                                                               [GRAPHIC OMITTED]
FOR IMMEDIATE RELEASE

CONTACT:          Hanover Direct, Inc                        The MWW Group
                  Brian C. Harriss                           Rich Tauberman
                  E.V.P & Chief Financial Officer            Tel: (201) 507-9500
                  Tel: (201) 272-3224


    HANOVER DIRECT COMPLETES SALE OF IMPROVEMENTS BUSINESS FOR $33.4 MILLION

WEEHAWKEN, NJ, July 2,2001- Hanover Direct, Inc. (AMEX: HNV) today announced it had completed the sale of certain assets and liabilities of the Improvements business to HSN, a division of USA Networks, Inc.'s Interactive Group, for $33.4 million. Hanover's Keystone subsidiary will provide fulfillment services for the Improvements business under a services agreement with the buyer for up to three years.

 "This transaction marks an important milestone in Hanover's strategic realignment and benefits our shareholders and further strengthens our balance sheet and cash resources," stated Tom Shull, the Company's President and Chief Executive Officer. "We wish Ken Ellingsen and his team all the best, knowing that HSN brings to the business a powerful additional sales channel that will further benefit the Improvements brand."


ABOUT HANOVER DIRECT, INC.
Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including DOMESTICATIONS, THE COMPANY STORE, COMPANY KIDS, ENCORE, SILHOUETTES, INTERNATIONAL MALE, UNDERGEAR, SCANDIA DOWN, and GUMP'S BY MAIL. The Company owns GUMP'S, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. erizon, Inc. is comprised of Keystone Internet Services, Inc. (www.keystoneinternet.com), the Company's third party fulfillment operation, and also provides the logistical, IT and fulfillment needs of the Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.


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